FREE WRITING PROSPECTUS Dated August 14, 2013	Filed Pursuant to Rule 433 Registration No. 333-171684 Registration No. 333-171684-03

**PRICED** $1+BN Ally Financial Non-Prime Auto (AFIN) 2013-3

JOINT LEADS: Credit Suisse (str), Citi, Credit Agricole                    -SEC REGISTERED-

CO-MANAGERS: BMO, CIBC, PNC, Sandler O’Neill, Scotia

CLS	$AMT(mm)	WAL	M/S&P	WIN	Launch	yld	cpn	$ px
A-1A	95.000	1.30	Aaa/AAA	14-19	EDSF + 43.804		0.80	99.99657
A-1B	166.000	1.30	Aaa/AAA	14-19	1mL + 43			100
A-2	266.000	1.92	Aaa/AAA	19-27	EDSF + 55	1.044	1.04	99.99670
A-3	260.000	2.70	Aaa/AAA	27-38	IntS + 58	1.318	1.31	99.98835
A-4	73.010	3.33	Aaa/AAA	38-42	IntS + 72	1.692	1.68	99.98039
B	51.060	3.62	Aa2/AA	42-45	IntS + 125	2.341	2.32	99.96647
C	48.380	3.91	A2/A	45-49	IntS + 160	2.810	2.79	99.98637
D	43.000	4.19	Baa2/BBB	49-51	IntS + 240	3.724	3.69	99.97895
E	** *** NOT OFFERED *** **

Expected Settle:	08/21/13
First Pay Date:	09/20/13
Expected Ratings:	Moody’s, S&P
Pricing Speed:	1.4% ABS to 10% Call
Format:	Public/SEC Registered
ERISA:	Yes
Min Denoms:	$1k × $1k

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling 1-800-221-1037.